UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2011
Hypercom Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-13521	86-0828608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8888 East Raintree Drive Suite 300 Scottsdale, Arizona		85260
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 480-642-5000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

    On February 1, 2011, Hypercom Corporation (the "Company") entered into a Manufacturing Agreement (the "Agreement") with Mitac International Corporation (R.O.C.) ("MiTAC") for the manufacture and assembly by MiTAC of certain products for the Company. The Agreement has an initial term of three years and will be automatically renewed for additional consecutive one-year periods unless either party provides written notification of termination within 180 calendar days prior the end of such term or renewal term.

    Under the Agreement, MiTAC will procure components, test, package and prepare all covered products for shipment. The Company is not required to purchase any minimum quantities or units of products except as may be defined in an applicable product schedule to the Agreement. The Agreement covers products that the Company is in the course of developing or has nearly completed developing. MiTAC will also provide new product introduction and design services to the Company as mutually agreed by the parties from time to time. The parties agreed to finalize any outstanding schedules within two months of the effective date of the Agreement and will include such finalized schedules in an amendment to the Agreement.

    Under a previously executed Development Agreement dated October 6, 2009 (the "Development Agreement"), the Company subcontracted to MiTAC the design and development of its forthcoming line of products and various other device level products for which the Company provided a high level specification. The work performed pursuant to the Development Agreement will form the basis from which MiTAC will manufacture and assemble products pursuant to the Agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERCOM CORPORATION

Date: February 7, 2011                                                                 /s/ Thomas B. Sabol
Thomas B. Sabol
Chief Financial Officer